Exhibit 99.1
FOR IMMEDIATE RELEASE
Plexus Announces Q2 Revenue of $451 Million and EPS of $0.48
Initiates Q3 Revenue Guidance of $430 — $450 Million
NEENAH, WI, April 23, 2008 — Plexus Corp. (Nasdaq: PLXS) today announced:
•	Q2 Fiscal 2008 Results: Revenue for the fiscal 2nd quarter ended March 29, 2008 was $451 million with diluted GAAP EPS of $0.48, including $0.04 per share of stock-based compensation expense.

•	Q3 Fiscal 2008 Guidance: The Company established fiscal 3rd quarter revenue guidance of $430 to $450 million with EPS, excluding any restructuring charges, in the range of $0.36 to $0.41, including approximately $0.05 per share of stock-based compensation expense.
Dean Foate, President and CEO, commented, “We are pleased with our 2nd quarter results, with return on invested capital (ROIC) for Q2 of 23.4% and revenue and EPS in line with our guidance. Revenue for the quarter of $451 million was flat from the strong 1st quarter of fiscal 2008. Sequentially strong performance in our Wireline/Networking and Industrial/Commercial sectors offset modest weakness in our Medical sector and a significant $29 million reduction in revenue from our large un-named defense program. Excluding this defense program, revenue grew approximately 5.5% sequentially in Q2. We are establishing Q3 revenue guidance of $430 to $450 million. This implies that Q3 revenue will be down from Q2, but once again it is important to note that in Q3 we expect a $25 million sequential reduction in revenue from our large un-named defense customer as we have essentially completed the previously announced production orders.”
“Looking to the remainder of fiscal 2008,” Foate continued, “our current customer forecasts and new business development efforts suggest that revenue growth for the full year will be in the range of 16% to 18%, implying a strong finish to the year. While we are encouraged by our current outlook for our fiscal year, we are mindful that further economic turbulence could quickly disrupt our customers’ end-markets and impact our ability to achieve our revised full year targets.”
Ginger Jones, Chief Financial Officer, added “Our gross margin for Q2 was 11.4%, consistent with our expectations for the quarter. EPS for Q2 was impacted by two items that were not included in the original Q2 guidance. First, our fiscal 2008 US income is now expected to be higher than previously anticipated. As a result, we are now expecting our tax rate for fiscal 2008 to be approximately 20% rather than the 18% rate used when we established our Q2 guidance last quarter. Consequently, we recorded a tax provision for Q2 that resulted in a reduction in EPS of $0.03. Second, we recognized a benefit to EPS of approximately $.01 from the financial recapitalization announced on February 25. For the second quarter, the $100 million accelerated share repurchase program resulted in the repurchase of 2.9 million shares at an average price of $23.40.”
The Company expects to complete the accelerated share repurchase program in the third fiscal quarter. The remaining $100 million share repurchase is expected to be completed in the open market by the end of calendar 2008, although there is no firm schedule or commitment for these purchases. As disclosed in the press release released earlier this month, the credit facilities associated with the financial recapitalization plan were finalized and funded on April 4, 2008.
Foate concluded, “Our strategic intent is to be the best EMS company in the world at serving customers with products in the mid- to low-volume, higher-mix segment of the market. Our value proposition to serve this portion of the market has never been stronger and we are seeing robust demand for our services. We will continue to make prudent investments to service our customers, with modest expansions committed in North America and ongoing strategies to add an additional regional operation in China and our first regional presence in Central/Eastern Europe. We will continue to follow our disciplined focus on intelligent, profitable growth that generates ROIC in excess of our weighted average cost of capital.”
Plexus provides non-GAAP supplemental information. Non-GAAP income statements exclude transactions that are not expected to have an effect on future operations. Such transactions include restructuring costs, as well as the establishment or reduction of the valuation allowance for deferred tax assets. We also provide comparisons excluding our large un-named defense program to facilitate understanding of trends in the balance of our business, due to the episodic nature of orders for that program. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures, including ROIC, are used for internal management assessments because such measures provide additional insight into ongoing financial performance. In particular, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests which it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.
MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Market Sector	Q1 – F08		Q2 – F08
Wireline/Networking	$176 M	38%	$193 M	43%
Wireless Infrastructure	$ 42 M	9%	$ 42 M	9%
Medical	$ 94 M	21%	$ 92 M	20%
Industrial/Commercial	$ 67 M	15%	$ 74 M	17%
Defense/Security/Aerospace *	$ 79 M	17%	$ 50 M	11%
Total Revenue	$458 M		$451 M

*	The Defense / Security / Aerospace Sector includes revenue from a large, un-named defense program of $56 million in Q1 F08 and $27 million in Q2 F08.
(continues)

FISCAL Q2 HIGHLIGHTS
•	ROIC for the second fiscal quarter was 23.4%, which was influenced positively by a favorable mix of programs in the quarter. The Company defines quarterly ROIC as tax-effected operating income, divided by average capital employed over a rolling three quarter period. Capital employed is defined as equity plus debt, less cash and cash equivalents and short-term investments. In periods including restructuring charges we also compute adjusted ROIC excluding restructuring costs to better compare ongoing operations.
•	Cash flow provided by operations was approximately $43 million for the quarter.
•	Top 10 customers comprised 60% of revenue during the quarter, down 3 percentage points from the previous quarter.
•	Juniper Networks Inc., with 20% of revenue, was the only customer representing 10% or more of revenue for the quarter.
•	Capital expenditures for the quarter were $10.3 million.
•	Cash Conversion Cycle:

Cash Conversion Cycle	Q1 – F08	Q2 – F08
Days in Accounts Receivable	50 Days	46 Days
Days in Inventory	67 Days	72 Days
Days in Accounts Payable	(56) Days	(58) Days
Annualized Cash Cycle	61 Days	60 Days
(continues)

Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q2 Earnings Conference Call

When:	Thursday, April 24th at 8:30 a.m. Eastern Time

Where:	888-693-3477 or 973-582-2710 with conference ID: 40909066
http://www.videonewswire.com/PLXS/042408/
(requires Windows Media Player)

Replay:	The call will be archived until April 31, 2008 at noon Eastern Time
http://www.videonewswire.com/PLXS/042408/
or via telephone replay at 800-642-1687 or 706-645-9291
PIN: 40909066
For further information, please contact:

Ginger Jones, VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com
About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, supply chain and materials management, manufacturing, test, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in mid- to low-volume, higher-mix customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and Asia.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties, including, but not limited to: the economic performance of the electronics, technology and defense industries; market reaction to the previously announced share repurchase programs; the risk of customer delays, changes or cancellations in both ongoing and new programs; the poor visibility of future orders in the defense market sector and the uncertainty of defense appropriations and spending; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods, the Company’s ability to secure new customers and maintain its current customer base; the risks of concentration of work for certain customers; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including our expansions in Asia; the adequacy of restructuring and similar charges as compared to actual expenses; the degree of success and the costs of efforts to improve the financial performance of its Mexican operations; possible unexpected costs and operating disruption in transitioning programs; the costs and inherent uncertainties of pending litigation; the effect of general economic conditions and world events (such as increases in oil prices, terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part II, Item 1A of our quarterly report on Form 10-Q for the quarter ended December 29, 2007).
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007
Net sales	$451,049	$360,175	$909,300	$741,010
Cost of sales	399,497	328,533	802,194	669,713

Gross profit	51,552	31,642	107,106	71,297

Operating expenses:
Selling and administrative expenses	23,989	20,572	47,615	40,918
Restructuring costs	—	419	—	932

	23,989	20,991	47,615	41,850

Operating income	27,563	10,651	59,491	29,447

Other income (expense):
Interest expense	(723)	(761)	(1,458)	(1,686)
Interest income	1,991	2,153	4,538	4,464
Miscellaneous income (expense)	(362)	(82)	(827)	(631)

Income before income taxes	28,469	11,961	61,744	31,594

Income tax expense	6,359	1,803	12,349	6,319

Net income	$22,110	$10,158	$49,395	$25,275

Earnings per share:
Basic	$0.48	$0.22	$1.07	$0.55

Diluted	$0.48	$0.22	$1.06	$0.54

Weighted average shares outstanding:
Basic	45,611	46,296	46,030	46,269

Diluted	46,030	46,601	46,546	46,698

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
Statements of Operation

	Three Months Ended		Six Months Ended
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007
Net income — GAAP	$22,110	$10,158	$49,395	$25,275

Add: Income tax expense	6,359	1,803	12,349	6,319

Income before income taxes — GAAP	28,469	11,961	61,744	31,594

Add: Restructuring costs*	—	419	—	932

Income before income taxes and excluding restructuring costs - Non-GAAP	28,469	12,380	61,744	32,526

Income tax expense — Non-GAAP	6,359	1,866	12,349	6,505

Net income — Non-GAAP	$22,110	$10,514	$49,395	$26,021

Earnings per share — Non-GAAP:
Basic	$0.48	$0.23	$1.07	$0.56

Diluted	$0.48	$0.23	$1.06	$0.56

Weighted average shares outstanding:
Basic	45,611	46,296	46,030	46,269

Diluted	46,030	46,601	46,546	46,698

* Summary of restructuring costs

Restructuring costs:
Severance costs	$—	$419	$—	$932
ROIC Calculation

	Six Months Ended
	March 29,2008
Operating Income		$59,491
	x	2

Annualized operating income		118,982
Tax rate (excluding unusual charges)	x	20%

Tax impact		23,796

Operating income (tax effected)	÷	95,186

Average capital employed		$406,745

ROIC		23.4%

				Avg. Capital
	Sept 29, 2007	Dec 29, 2007	Mar 29, 2008	Employed
Equity	$573,265	$604,792	$531,164
Plus:
Debt — current	1,720	1,815	1,581
Debt — non-current	25,082	24,681	24,456
Less:
Cash and cash equivalents	(154,109)	(158,547)	(144,165)
Short-term investments	(55,000)	(54,500)	(2,000)

	$390,958	$418,241	$411,036	$406,745

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	March 29,	September 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$144,165	$154,109
Short-term investments	2,000	55,000
Accounts receivable	228,813	230,826
Inventories	312,957	275,854
Deferred income taxes	12,771	12,932
Prepaid expenses and other	7,112	5,434

Total current assets	707,818	734,155

Property, plant and equipment, net	168,770	159,517
Goodwill, net	7,886	8,062
Deferred income taxes	2,352	2,310
Other	13,985	12,472

Total assets	$900,811	$916,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$1,581	$1,720
Accounts payable	254,349	237,034
Customer deposits	16,357	10,381
Accrued liabilities:
Salaries and wages	32,110	23,149
Other	26,783	34,755

Total current liabilities	331,180	307,039

Capital lease obligations, net of current portion	24,456	25,082
Other liabilities	12,867	9,372
Deferred income taxes	1,144	1,758

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 43,630 and 46,402 shares issued and outstanding, respectively	436	464
Additional paid-in-capital	311,146	336,603
Common stock held in treasury, at cost, 2,894 shares and 0 shares, respectively	(67,705)	—
Retained earnings	273,981	224,586
Accumulated other comprehensive income	13,306	11,612

Total shareholders’ equity	531,164	573,265

Total liabilities and shareholders’ equity	$900,811	$916,516

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